Exhibit 10.2

WORLD ENERGY SOLUTIONS, INC.

Note Purchase Agreement

Dated as of October 3, 2012

WORLD ENERGY SOLUTIONS, INC.

Note Purchase Agreement

Dated as of October 3, 2012

REPRESENTATIONS AND WARRANTIES	8

3.01. Organization and Standing	8
3.02. Corporate Action	9
3.03. Governmental Approvals	9
3.04. Litigation	9
3.05. Compliance with Other Instruments	9
3.06. Federal Reserve Regulations	10
3.07. Title to Assets, Patents	10
3.08. Financial Information	10
3.09. Taxes	11
3.10. ERISA	11
3.11. Transactions with Affiliates	11
3.12. Assumptions or Guaranties of Indebtedness of Other Persons	11
3.13. Investments in Other Persons	12
3.14. Equal Employment Opportunity	12
3.15. Status of Notes as Qualified Investments	12
3.16. Securities Act	13
3.17. Disclosure	13
3.18. No Brokers or Finders	13
3.19. Other Agreements of Officers	13
3.20. Capitalization; Status of Capital Stock	13
3.21. Labor Relations	14
3.22. Insurance	14
3.23. Books and Records	14
3.24. Foreign Corrupt Practices Act	14

ARTICLE IV	14

COVENANTS OF THE COMPANY	14

4.01. Affirmative Covenants of the Company	14
(a) Punctual Payment	15
(b) Payment of Taxes and Trade Debt	15
(c) Maintenance of Insurance	15
(d) Preservation of Corporate Existence	15
(e) Compliance with Laws	15
(f) Visitation Rights	15
(g) Keeping of Records and Books of Account	16
(h) Maintenance of Properties, etc	16
(i) Compliance with ERISA	16
(j) Maintenance of Interest Coverage	16
(k) Foreign Corrupt Practices Act	16
(l) Equal Employment Opportunity	16
(m) Status of Notes as Qualified Investments	17
4.02. Negative Covenants of the Company	17
(a) Liens	17

(ii)

(b) Indebtedness	18
(c) Lease Obligations	19
(d) Assumptions or Guaranties of Indebtedness of Other Persons	19
(e) Mergers, Sale of Assets, etc	19
(f) Investments in Other Persons	19
(g) Distributions	20
(h) Dealings with Affiliates	21
(i) Maintenance of Ownership of Subsidiaries	21
(j) Change in Nature of Business	21
4.03. Reporting Requirements	21

ARTICLE V	22

EVENTS OF DEFAULT	22

5.01. Events of Default	22
5.02. Annulment of Defaults	24

ARTICLE VI	24

DEFINITIONS AND ACCOUNTING TERMS	24

6.01. Certain Defined Terms	24
6.02. Accounting Terms	27

ARTICLE VII	28

MISCELLANEOUS	28

7.01. No Waiver; Cumulative Remedies	28
7.02. Amendments, Waivers and Consents	28
7.03. Addresses for Notices, etc	28
7.04. Costs, Expenses and Taxes	29
7.05. Binding Effect; Assignment	29
7.06. Survival of Representations and Warranties	29
7.07. Prior Agreements	29
7.08. Severability	29
7.09. Governing Law	29
7.10. Headings	30
7.11. Sealed Instrument	30
7.12. Counterparts	30
7.13. Further Assurances	30

(iii)

EXHIBITS

1.01 Form of Subordinated Notes

SCHEDULES

2.02(b) Matters to be Covered by Opinion Letter
3.01 Schedule of Subsidiaries
3.04 Schedule of Litigation
3.05 Schedule of Indebtedness for Money Borrowed
3.07 Schedule of Mortgages, Pledges, etc.
3.11 Schedule of Transactions with Affiliates
3.13 Schedule of Investments in Other Persons
3.15 Certificate re “Qualified Investments”

(iv)

WORLD ENERGY SOLUTIONS, INC.

100 Front Street

Worcester, Massachusetts 01608

As of October 3, 2012

Massachusetts Capital Resource Company

420 Boylston Street

Boston, Massachusetts 02116

Re: Subordinated Notes due 2020

Gentlemen:

World Energy Solutions, Inc., a Delaware corporation (the “Company”), hereby agrees with Massachusetts Capital Resource Company (the “Purchaser”) as follows:

ARTICLE I

PURCHASE, SALE AND TERMS OF NOTES

1.01. The Notes. The Company has authorized the issuance and sale to the Purchaser of the Company’s Subordinated Notes, due September 30, 2020, in the original principal amount of $4,000,000. The Subordinated Notes shall be substantially in the form set forth in Exhibit 1.01 hereto and are herein referred to individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange or replacement therefor.

1.02. Purchase and Sale of Notes.

(a) The Closing. The Company agrees to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase, the Notes for an aggregate purchase price of $4,000,000. Such purchase and sale shall take place at a closing (the “Closing”) to be held at the Law Office of George W. Thibeault, 60 State Street, Suite 700, Boston, Massachusetts 02109, on October 3, 2012 at 10:00 A.M., or on such other date and at such time as may be mutually agreed upon. At the Closing the Company will initially issue one Note, payable to the order of the Purchaser, in the principal amount of $4,000,000, against delivery to the Company of a check or a receipt of a wire transfer, in the amount of $4,000,000, in payment of the full purchase price for the Notes.

(b) Use of Proceeds. The Company agrees to use the full proceeds from the sale of the Notes solely to assist in acquisitions and agrees that such use would constitute a purpose which increases or maintains equal opportunity employment in the Commonwealth of Massachusetts.

1.03. Payments and Endorsements. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed, wired or delivered to the Purchaser at its address referred to in Section 7.03 hereof, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

1.04. Redemptions.

(a) Required Redemptions. Beginning on and with October 31, 2016, and on the last day of each calendar month in each year thereafter through and including September 30, 2020, the Company will redeem, without premium, $83,333.33 in principal amount of the Notes, or such lesser amount as may be then outstanding, together with all accrued and unpaid interest then due on the amount so redeemed. On the stated or accelerated maturity of the Notes, the Company will pay the principal amount of the Notes then outstanding together with all accrued and unpaid interest then due thereon. No optional redemption of less than all of the Notes shall affect the obligation of the Company to make the redemptions required by this subsection.

(b) Optional Redemptions With Premium. The Company may at any time redeem the Notes in whole or in part (in integral multiples of $50,000) together with interest due on the amount so redeemed through the date of redemption, and a premium equal to the percentage of the principal amount of the Notes redeemed under this subsection applicable to the period in which such redemption is made, as follows:

Period ending	Premium
October 1, 2013	5%
October 1, 2014	3%
October 1, 2015	1%
Thereafter	0%

(c) Notice of Redemptions; Pro rata Redemptions. Notice of any optional redemptions pursuant to subsection 1.04(b) shall be given to all registered holders of the Notes at least ten (10) business days prior to the date of such redemption. Each redemption of Notes pursuant to subsections 1.04(a) or (b) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total principal amount of Notes being redeemed as the principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

1.05. Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Massachusetts, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

1.06. Registration, etc. The Company shall maintain at its principal office a register of the Notes and shall record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes. No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to the Company. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Company and shall be dated the date to which interest has been paid on such Notes or Note. The registered holder of a Note shall be that Person in whose name the Note has been so registered by the Company. A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Company and the transferor of such registered holder or any previous registered holder of such Note.

1.07. Transfer and Exchange of Notes. The registered holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of the Company for transfer or exchange, provided that the principal amount of any Note or Notes to be issued in connection with such transfer or exchange shall not be less than $100,000 unless (y) such transfer or exchange is for the entire principal balance of the Notes then outstanding or (z) such transfer or exchange is to one or more partners of such holder. Within a reasonable time after notice to the Company from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder, the Company shall issue in exchange therefor another Note or Note, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

1.08. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which Massachusetts Capital Resource Company, its nominee, or any of its partners is the registered holder is lost, stolen or destroyed, the affidavit of the President, Treasurer or any Assistant Treasurer of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder’s written agreement to indemnify the Company.

1.09. Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Purchaser and each successor holder of the Notes by his or its acceptance thereof, likewise covenants and agrees, that notwithstanding any other provision of this Agreement or the Notes, the payment of the principal of and interest on each and all of the Notes shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Debt (as hereinafter defined) at any time outstanding. The provisions of this Section 1.09 shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Company or against the holder of any Note without the necessity of joining the Company as a party.

(a) Payment of Senior Debt. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshalling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, then and in any such event all Senior Debt shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the Notes; and any such payment or distribution, except securities which are subordinated and junior in right of payment to the payment of all Senior Debt then outstanding in terms of substantially the same tenor as this Section 1.09, which would, but for the provisions hereof, be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Debt (or their duly authorized representatives), in the proportions in which they hold the same, until all Senior Debt shall have been paid in full, and every holder of the Notes by becoming a holder thereof shall have designated and appointed the holder or holders of Senior Debt (and their duly authorized representatives) as his or its agents and attorney-in-fact to demand, sue for, collect and receive such Senior Debt holder’s ratable share of all such payments and distributions and to file any necessary proof of claim therefor and to take all such other action in the name of the holders of the Notes or otherwise, as such Senior Debt holders (or their authorized representatives) may determine to be necessary or appropriate for the enforcement of this Section 1.09. The Purchaser and each successor holder of the Notes by its or his acceptance thereof agrees to execute, at the request of the Company, a separate agreement with any holder of Senior Debt on the terms set forth in this Section 1.09, and to take all such other action as such holder or such holder’s representative may request in order to enable such holder to enforce all claims upon or in respect of such holder’s ratable share of the Notes.

(b) No Payment on Notes Under Certain Conditions. In the event that any default occurs in the payment of the principal of or interest on any Senior Debt (whether as a result of the acceleration thereof by the holders of such Senior Debt or otherwise) and during the continuance of such default for a period up to ninety (90) days and thereafter if judicial proceedings shall have been instituted with respect to such defaulted payment, or (if a shorter period) until such payment has been made or such default has been cured or waived in writing by such holder of Senior Debt then and during the continuance of such event no payment of principal or interest on the Notes shall be made by the Company or accepted by any holder of the Notes who has received notice from the Company or from a holder of Senior Debt of such events.

(c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to any holder of the Notes before all Senior Debt shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Debt (or their duly authorized representatives), until all Senior Debt shall have been paid in full.

(d) Subrogation. Subject to the payment in full of all Senior Debt and until the Notes shall be paid in full, the holders of the Notes shall be subrogated to the rights of the holders of Senior Debt (to the extent of payments or distributions previously made to such holders of Senior Debt pursuant to the provisions of subsections (a) and (c) of this Section 1.09) to receive payments or distributions of assets of the Company applicable to the Senior Debt. No such payments or distributions applicable to the Senior Debt shall, as between the Company and its creditors, other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment by the Company to or on account of the Notes; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which the holders of the Notes would be entitled except for the provisions of this Section 1.09 shall, as between the Company and its creditors, other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment by the Company to or on account of the Senior Debt.

(e) Scope of Section. The provisions of this Section 1.09 are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Debt, on the other hand. Nothing contained in this Section 1.09 or elsewhere in this Agreement or the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Debt, and the holders of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holders of the Notes and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the holder of any Note from accepting any payment with respect to such Note or exercising all remedies otherwise permitted by applicable law upon default under such Note, subject to the rights, if any, under this Section 1.09 of the holders of Senior Debt in respect of cash, property or securities of the Company received by the holders of the Notes.

(f) Survival of Rights. The right of any present or future holder of Senior Debt to enforce subordination of the Notes pursuant to the provisions of this Section 1.09 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Company or any such holder of Senior Debt, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Debt or by noncompliance by the Company with the terms of such subordination regardless of any knowledge thereof such holder may have or otherwise be charged with.

(g) Amendment or Waiver. The provisions of this Section 1.09 may not be amended or waived in any manner which is detrimental to any Senior Debt without the consent of the holders of all then existing Senior Debt.

(h) Senior Debt Defined. The term “Senior Debt” shall mean (i) all Indebtedness of the Company for money borrowed from banks or other institutional lenders, including any extension or renewals thereof, whether outstanding on the date hereof or thereafter created or incurred, which is not by its terms subordinate and junior to or on a parity with the Notes and which is permitted hereby at the time it is created or incurred, and (ii) all guaranties by the Company which are not by their terms subordinate and junior to or on a parity with the Notes and which are permitted hereby at the time they are made, of Indebtedness of any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i) of this sentence had it been Indebtedness of the Company. In making any loans which are (or the guaranties of which are) intended to be Senior Debt, the lenders or purchasers shall be entitled to rely as to the fact that such Indebtedness or guaranty is permitted hereby upon a certificate by the Company’s chief financial officer purporting to show such Indebtedness or guaranty will not result in the Company’s failure to comply with the provisions of Article IV hereof as of the date of the loan or guarantee.

1.10. Representations by the Purchaser. The Purchaser represents that it is its present intention to acquire the Notes for its own account and that the Notes are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of the Purchaser shall at all times be within its control. The acquisition by the Purchaser of the Notes shall constitute a confirmation of this representation.

1.11. Disclosure of Information by the Purchaser. The Company understands that the Purchaser is a special purpose limited partnership organized under Chapter 109 of the General Laws of the Commonwealth of Massachusetts and Chapter 816 of the Acts and Resolves of 1977 of the Commonwealth of Massachusetts (the “Capital Resource Company Act”), and as such, in accordance with such provisions, the Purchaser, in order to obtain certain benefits for itself and its partners, is required to file certain reports and otherwise disclose information relating to the business, financial affairs, and future prospects of the Company and its affiliates (as defined in the aforesaid legislation) with the Clerk of the Senate and the Clerk of the House of Representatives of the General Court of the Commonwealth of Massachusetts, the Secretary of Manpower Affairs, the Commissioner of Insurance and the Department of Revenue of the Commonwealth of Massachusetts, and that such reports and other information may constitute “public records” within the purview of Section 7 of Chapter 4 of the General Laws of the Commonwealth of Massachusetts. In addition, information relating to the business, financial affairs and future prospects of the Company and its affiliates must be disclosed to others in order to obtain independent confirmation that financing on substantially similar terms to financing provided pursuant to this Agreement was not elsewhere available to the Company. The Company hereby authorizes the Purchaser to disclose all such information relating to the business, financial affairs and future prospects of the Company and its affiliates as has been or may in the future be presented to the Purchaser to all such persons as the Purchaser in good faith deems necessary or appropriate in order to fulfill its obligations under the Capital Resource Company Act.

ARTICLE II

CONDITIONS TO PURCHASER’S OBLIGATION

The obligation of the Purchaser to purchase and pay for the Notes at the Closing is subject to the following conditions:

2.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true on the date of the Closing.

2.02. Documentation at Closing. The Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchaser and its counsel:

(a) A certified copy of all charter documents of the Company; a certified copy of the resolutions of the Board of Directors and, to the extent required, the stockholders of the Company evidencing approval of this Agreement, the Notes, and other matters contemplated hereby; a certified copy of the By-laws of the Company; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Notes.

(b) A favorable opinion of Mirick, O’Connell, DeMallie & Lougee, LLP, counsel for the Company, as to matters set forth in Schedule 2.02(b), and as to such other matters as the Purchaser, or its counsel, may reasonably request.

(c) A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers of the Company, authorized to sign this Agreement, the Notes, and the other documents or certificates to be delivered pursuant to this Agreement by the Company, or any of its officers, together with the true signatures of such officers. The Purchaser may conclusively rely on such certificates until it shall receive a further certificate of the Secretary or an Assistant Secretary of the Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(d) A certificate from a duly authorized officer of the Company stating that the representations and warranties of the Company contained in Article III hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct in all material respects and that no condition or event has occurred or is continuing or will result from execution and delivery of this Agreement or the Notes which constitute an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(e) A certificate, in the form attached as Schedule 3.15 hereto, shall have been executed and delivered by a duly authorized officer of the Company.

(f) Payment for the costs and expenses identified in Section 7.04 as to which the Purchaser gives the Company notice prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows:

3.01. Organization and Standing . The Company and each Subsidiary is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company and each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not have a material adverse effect on the Company or such Subsidiary. Attached hereto as Schedule 3.01 is a schedule which correctly identifies all Subsidiaries of the Company as of the date hereof and shows with respect to each Subsidiary its jurisdiction of incorporation. All of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, and is owned beneficially and of record by the Company or by another Subsidiary as indicated in Schedule 3.01, free and clear of any lien, right, encumbrance or restriction of any nature, including, without limitation, any lien, right, encumbrance or restriction on transfer.

3.02. Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Notes, and any other agreements and instruments executed in connection herewith and therewith the valid and enforceable obligations they purport to be. The issuance of the Notes is not subject to preemptive or other similar statutory or contractual rights (which have not been waived) and will not conflict with any provisions of any agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound.

3.03. Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by the Company of, or for the performance by it of its obligations under, this Agreement or the Notes.

3.04. Litigation. Except as set forth on Schedule 3.04, there is no litigation or governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary affecting any of its properties or assets, or against any officer, key employee or principal stockholder of the Company or any Subsidiary where such litigation, proceeding or investigation, either individually or in the aggregate, would have a material adverse effect on the Company or any Subsidiary, nor, to the Knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted which would have a material adverse effect on the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any officer or key employee of the Company or any Subsidiary, or principal stockholder of the Company or any Subsidiary, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting the Company or any Subsidiary. There are no actions or proceedings pending or threatened (or any basis therefor known to the Company) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any Subsidiary or in any of its properties or assets, or which might call into question the validity of this Agreement, the Notes, or any action taken or to be taken pursuant hereto or thereto.

3.05. Compliance with Other Instruments. The Company and each Subsidiary is in compliance in all respects with the terms and provisions of this Agreement and in all material respects with the terms and provisions of its charter and by-laws and mortgages, indentures, leases, agreements and other instruments and of all judgments, decrees, governmental orders, statutes, rules and regulations by which it is bound or to which its properties or assets are subject. There is no term or provision in any of the foregoing documents and instruments which materially adversely affects the business, assets or financial condition of the Company or any Subsidiary. Neither the execution and delivery of this Agreement or the Notes, nor the consummation of any transactions contemplated hereby or thereby has constituted or resulted in or will constitute or result in a default or violation of any term or provision in any of the foregoing documents or instruments. A schedule of Indebtedness for borrowed money of the Company and each Subsidiary (including lease obligations required to be capitalized in accordance with applicable Statements of Financial Accounting Standards) is attached as Schedule 3.05.

3.06. Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

3.07. Title to Assets, Patents. Except as is set forth in Schedule 3.07, the Company and each Subsidiary has good and clear record and marketable title in fee to such of its fixed assets as are real property, and title to all of its other assets, now carried on its books including those reflected in the most recent consolidated balance sheet of the Company and its Subsidiaries which forms a part of Schedule 3.08 attached hereto, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any mortgages, pledges, charges, liens, security interests or other encumbrances except for liens permitted hereunder. The Company and each Subsidiary enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. The Company and each Subsidiary owns or to its Knowledge has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and to its Knowledge the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others. To its Knowledge, neither the Company nor any Subsidiary has any obligation to compensate any Person for the use of any such patents or such rights nor has the Company or any Subsidiary granted to any Person any license or other rights to use in any manner any of such patents or such rights of the Company or any Subsidiary.

3.08. Financial Information. The consolidated financial statements of the Company and its Subsidiaries set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2011 (the “Form 10-K”) and in its Form 10-Q for the quarter ended June 30, 2012 (the “Form 10-Q”), both as filed with the Securities and Exchange Commission (the “SEC”), present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and its results of operations for the periods covered thereby and have been prepared in accordance with GAAP. The consolidated financial statements included: (i) in the Form 10-K are for the two years ended December 31, 2010 and December 31, 2011, as audited by Marcum, LLP, and (ii) in the Form 10-Q are for the three months and six months ended June 30, 2012, being unaudited and subject to year-end adjustments consisting of normal recurring items which will not be material in the aggregate. Neither the Company nor any Subsidiary has any liability contingent or otherwise not disclosed in the aforesaid financial statements or in the notes thereto that would reasonably be expected, together with all such other liabilities, materially affect the financial condition of the Company or any Subsidiary, nor does the Company have any reasonable grounds to know of any such liability. Since the date of said December 31, 2011 audited financial statements, except as has been disclosed in the Company’s reports filed with the SEC and which are publicly available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system (the “SEC Reports”), (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, operations or prospects, of the Company or any Subsidiary; (ii) neither the business, condition, operations or prospects of the Company or any Subsidiary nor any of their properties or assets has been adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii) neither the Company nor any Subsidiary has entered into any material transaction or made any distribution on its capital stock except as is set forth in the Form 10-K or Form 10-Q.

3.09. Taxes. The Company and each Subsidiary has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. The Company knows of no additional assessments or adjustments pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment or adjustment.

3.10. ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by the Company or any Subsidiary, which is subject to part 3 of Subtitle B of Title I of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by the Company or any of its Subsidiaries.

3.11. Transactions with Affiliates. Except as set forth in Schedule 3.11 attached hereto, there are no loans, leases, royalty agreements or other continuing transactions between the Company or any Subsidiary and any Person owning five percent (5%) or more of any class of capital stock of the Company or any Subsidiary or other entity controlled by such stockholder or a member of such stockholder’s family.

3.12. Assumptions or Guaranties of Indebtedness of Other Persons. Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

3.13. Investments in Other Persons. Except as set forth in Schedule 3.13 attached hereto, neither the Company nor any Subsidiary has made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is the Company or any Subsidiary obligated or committed to make any such loan or advance, nor does the Company or any Subsidiary own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person.

3.14. Equal Employment Opportunity. The Company has reviewed its employment practices and policies and those of each Subsidiary and, to its Knowledge, the Company and each Subsidiary is in full compliance with (a) all applicable laws of the United States, of the Commonwealth of Massachusetts and of each other applicable jurisdiction, relating to equal employment opportunity (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §000e-17), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. §§621-634), the Equal Pay Act of 1963 (29 U.S.C. §206(d)), and any rules, regulations and administrative orders and Executive Orders relating thereto; Mass. Gen. Laws. c. 151B, Mass. Gen. Laws c. 149 §24A et seq. and §105A et seq., and any rules or regulations relating thereto; and (b) the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant the Company or any Subsidiary has with, from, or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit (“Government Contract”), including, without limitation, any terms required pursuant to Federal Executive Order No. 11246 and Massachusetts Executive Order No. 74 (both as amended). To the Company’s Knowledge, it and each Subsidiary has kept all records required to be kept, and has filed all reports, affirmative action plans and forms (including, without limitation and where applicable, Form EEO-1) required to be filed pursuant to any such applicable law or the terms of any such Government Contract. Neither the Company nor any Subsidiary has been subject to any adverse final determination or order, with respect to any charge of employment discrimination made against it, by the United States Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other governmental unit (including, without limitation, any such governmental unit with which it has a Government Contract), and neither the Company nor any Subsidiary is presently, to the best of the Company’s Knowledge, subject to any formal proceedings before, or investigations by, such commissions or governmental units.

3.15. Status of Notes as Qualified Investments. The Company has duly authorized the execution and delivery to the Purchaser on behalf of the Company of the certificate attached as Schedule 3.15 hereto, setting forth such statements, information and related data as are necessary to permit the Purchaser to determine and demonstrate that the Notes issued pursuant to this Agreement will constitute “qualified investments” within the meaning of that term as set forth in the Capital Resource Company Act and that the full proceeds of the Notes will be used for purposes which will materially increase or maintain equal opportunity employment in the Commonwealth of Massachusetts. All such statements, information and related data presented in such certificate that are not based on estimates and projections of future events are materially true and correct as of the date of such certificate and all such statements, information and related data based upon estimates or projections of future events have been carefully considered and prepared on behalf of the Company.

3.16. Securities Act. Neither the Company nor anyone acting on its behalf has offered any of the Notes, or similar securities, or solicited any offers to purchase or made any attempt by preliminary conversation or negotiations to dispose of the Notes, or similar securities, to any Person other than the Purchaser or the institutions described in Schedule 3.15. Neither the Company nor anyone acting on its behalf has offered or will offer to sell the Notes, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Notes under the registration provisions of the Securities Act.

3.17. Disclosure. Neither this Agreement, the Form 10-K, Form10-Q, the Schedule 14A, the Certificate set forth as Schedule 3.15 hereof, nor any other agreement, or certificate furnished to the Purchaser or its counsel by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Without limiting the foregoing, the Company has no Knowledge or belief that there exists, or there is pending or planned, any patent, invention, device, application or principle or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, or the operations of the Company or any Subsidiary.

3.18. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company or any Subsidiary for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any Subsidiary or any agent of the Company or any Subsidiary.

3.19. Other Agreements of Officers. To the Knowledge of the Company, no officer or key employee of the Company or any Subsidiary is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which materially and adversely affects, or in the future would (so far as the Company can reasonably foresee) materially and adversely affect, the business or operations of the Company or any Subsidiary or the right of any such person to participate in the affairs of the Company or any Subsidiary. To the best of the Knowledge of the Company, no officer or key employee has any present intention of terminating his employment with the Company or any Subsidiary and neither the Company nor any Subsidiary has any present intention of terminating any such agreement.

3.20. Capitalization; Status of Capital Stock. The Company capitalization as of June 30, 2012 is as set forth in the Form 10-Q. A complete list of the “principal stockholders” of the Company and the number of shares of capital stock of the Company owed by them is set forth in Schedule 14A (“Schedule 14A”) as filed with the SEC in connection with the Company’s annual meeting of stockholders held on May 17, 2012. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and nonassessable. Except as set forth in the Form 10-K and Form 10-Q, there are, as of the date of said Forms, no options, warrants or rights to purchase shares of capital stock or other securities of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities. There are no restrictions on the transfer of other shares of capital stock of the Company other than those imposed by relevant state and federal securities laws. The offer and sale of all shares of capital stock and other securities of the Company issued before the Closing complied with or were exempt from all federal and state securities laws.

3.21. Labor Relations. To the Knowledge of the Company, no labor union or any representative thereof has made any attempt to organize or represent employees of the Company or any Subsidiary. There are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against the Company or any Subsidiary. Furthermore, to the Knowledge of the Company, relations with employees of the Company and each Subsidiary are good and there is no reason to believe that any labor difficulties will arise in the foreseeable future.

3.22. Insurance. The Company and each Subsidiary carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business.

3.23. Books and Records. The books of account, ledgers, order books, records and documents of the Company and each Subsidiary are materially accurate and complete.

3.24. Foreign Corrupt Practices Act. To the Company’s Knowledge and belief neither it nor any Subsidiary is engaged, nor has any officer, director, employee or agent of the Company or any Subsidiary engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01. Affirmative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

(a) Punctual Payment. Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

(b) Payment of Taxes and Trade Debt. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, which, if unpaid, would become a material lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor the Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.

(c) Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(d) Preservation of Corporate Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e). Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

(e) Compliance with Laws. Materially comply, and cause each Subsidiary to materially comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would have a material adverse effect on its business or condition, financial or other.

(f) Visitation Rights. Upon at least fifteen (15) days’ notice and from time to time, permit the Purchaser, at its expense, or any agents or representatives thereof, during normal operating hours to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of their officers or directors and independent accountants.

(g) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(h) Maintenance of Properties, etc. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted.

(i) Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any pension or other employee benefit or employee contribution plans which are subject to ERISA or to the Internal Revenue Code of 1986, as amended (the “Code”), and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company or any Subsidiary.

(j) Maintenance of Interest Coverage. Maintain a ratio of Consolidated Net Earnings Available for Interest Charges to Interest Charges of not less than 1 to 1, such ratio to be measured at the end of each fiscal quarter of the Company as an average of the four (4) most recent fiscal quarters of the Company commencing on and with the fiscal quarter ending December 31, 2012.

(k) Foreign Corrupt Practices Act. Comply, in all material respects, and cause each Subsidiary to comply, in all material respects, and cause each officer, director, employee and agent of the Company and each Subsidiary to comply, in all material respects, at all times with the prohibitions on certain acts and practices set forth in the Foreign Corrupt Practices Act of 1977, and any rules or regulations promulgated thereunder.

(l) Equal Employment Opportunity. Comply, in all material respects, and cause each Subsidiary to comply, in all material respects, with all applicable laws of the United States, the Commonwealth of Massachusetts, and of each other applicable jurisdiction relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable terms, relating to equal employment opportunity, of any Government Contract; and keep, and cause each Subsidiary to file, all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such Government Contract; provided, however, the Company or any Subsidiary shall not be considered to have failed to comply with the foregoing during any period that any matter relating to the Company’s or such Subsidiary’s employment practices is being contested by the Company or such Subsidiary in appropriate proceedings, or thereafter, if the Company or such Subsidiary complies with any final determination issued in such proceedings.

(m) Status of Notes as Qualified Investments. In the event that any of the statements, information and related data provided by or on behalf of the Company or any Subsidiary and relied upon by the Purchaser in determining that the Notes constitute “qualified investments” within the meaning of that term in the Capital Resource Company Act shall be put in issue in any formal or informal proceedings initiated or conducted by or on behalf of the Commonwealth of Massachusetts, the Company shall, upon reasonable notice and at its expense, provide, and, cause each Subsidiary to provide, such additional information, witnesses and related data as may be reasonably necessary or appropriate to support the representations and warranties set forth in Article III.

4.02. Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Notes are outstanding, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not:

(a) Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereinafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances:

(i) for taxes, assessments or governmental charges or levies on property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(ii) imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business;

(iii) arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

(v) in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

(vi) arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

(vii) arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

(viii) described in Schedule 3.07 which secure the Indebtedness set forth in Schedule 3.05, provided that no such lien is extended to cover other or different property of the Company or any Subsidiary;

(ix) arising out of a purchase money mortgage or security interest on personal property to secure the purchase price of such property (or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property), provided that such purchase money mortgage or security interest does not extend to any other or different property of the Company or any Subsidiary;

(x) securing judgments not to exceed $100,000 in the aggregate;

(xi) arising out of letters of credit up to a maximum amount of $250,000 in the aggregate;

(xii) arising from Senior Debt obligations of the Company; and

(xiii) relating to any refinancing, extensions or renewals of the above.

(b) Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness except for:

(i) the Notes;

(ii) Indebtedness for money borrowed (including without limitation all Senior Debt), provided that such Indebtedness for money borrowed does not result in the Company’s failure to comply with all of the provisions of Article IV hereof;

(iii) Current Liabilities, other than for borrowed money, which are incurred in the ordinary course of business;

(iv) Indebtedness with respect to lease obligations, provided that such lease obligations do not violate subsection 4.02(c);

(v) Indebtedness secured by permitted liens under Section 4.02(a); and

(vi) Extensions, refinancings, modifications, amendments and restatements of any items of listed in (i) through (v) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(c) Lease Obligations. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

(d) Assumptions or Guaranties of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(e) Mergers, Sale of Assets, etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to, any Person (provided that it may settle in its sole discretion any customer accounts receivable with such customer), or permit any Subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary, (2) any Subsidiary may merge into or transfer assets to the Company, and (3) the Company may merge any Person into it or with or into any Subsidiary or otherwise acquire such Person as long as the Company is the surviving entity, such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition, and, provided that such merger or acquisition does not result in the issuance (in one or more transactions) of shares of the voting stock of the Company representing in the aggregate more than thirty percent (30%) of the total outstanding voting stock of the Company, on a fully diluted basis, immediately following the issuance thereof; unless simultaneously with such transaction, the Company repays the outstanding principal, interest and premium on all of the Notes.

(f) Investments in Other Persons. Make or permit any Subsidiary to make, any loan or advance to any person, or purchase, otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:

(i) investments by the Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

(ii) investments by the Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1, by Moody’s Investors Service, Inc.;

(iii) investments by the Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

(iv) loans or advances from a Subsidiary to the Company; and

(v) loans to persons to assist them in becoming a “channel partner” to the Company; provided that all of such loans shall not exceed $250,000 in any fiscal year of the Company or more than $1,000,000 at any one time outstanding.

(g) Distributions. Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as “Distributions”), except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company; provided, however, that nothing herein contained shall prevent the Company from:

(i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock,

(ii) issuance of shares of its capital stock upon a “cashless” exercise of options or warrants for such capital stock,

(iii) redeeming any stock of a deceased stockholder out of insurance held by the Company on that stockholder’s life, or

(iv) repurchase any shares of its Common Stock from former employees or service providers to the Company in connection with their termination of service to the Company; provided, however, that the repurchase price shall not exceed the purchase price paid to the Company for the purchase of such shares, if in the case of any such transaction there does not exist at the time of such Distribution an Event of Default or an event which, but for the requirement that notice be given or time elapse or both, would constitute an Event of Default and provided that such Distribution can be made in compliance with the other terms of this Agreement.

(h) Dealings with Affiliates. Except as set forth in Schedule 3.11 attached hereto, enter or permit any Subsidiary to enter into any transaction with any holder of 5% or more of any class of capital stock of the Company, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds five percent (5%) or more of any class of capital stock except in the ordinary course of business and on terms not less favorable to the Company or the Subsidiary than it would obtain in a transaction between unrelated parties.

(i) Maintenance of Ownership of Subsidiaries. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary, provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e).

(j) Change in Nature of Business. Make, or permit any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof.

4.03. Reporting Requirements. The Company will furnish to each registered holder of any Note:

(a) as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company proposes to take with respect thereto;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year;

(c) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants;

(d) at the time of delivery of each quarterly and annual statement, a certificate, executed by the chief financial officer, stating that such officer has caused this Agreement and the Notes, to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or the Notes or, if such officer or accountant has such knowledge, specifying such default and the nature thereof. Each such certificate shall set forth computations in reasonable detail demonstrating compliance with the provisions of subsection 4.01(j) and subsections 4.02(b) and (c);

(e) promptly upon receipt thereof, any written report submitted to the Company by independent public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants;

(f) within sixty (60) days after the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(g) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in Section 3.04; and

(h) promptly after sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or the Securities and Exchange Commission and such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Purchaser may from time to time reasonably request.

ARTICLE V

EVENTS OF DEFAULT

5.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company shall fail to pay any installment of principal of any of the Notes when due and such failure shall continue for five (5) business days; or

(b) The Company shall fail to pay any interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

(c) The Company shall default in the performance of any covenant contained in subsection 4.01(j) or shall default for thirty (30) days in the performance of any covenant contained in Section 4.02, which default is not cured within thirty (30) days; or

(d) Any material representation or warranty made by the Company or any Subsidiary in this Agreement or by the Company or any Subsidiary (or any officers of the Company or any Subsidiary) in any certificate or instrument delivered pursuant to this Agreement, shall prove to have been incorrect when made in any material respect; or

(e) The Company or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Notes on its part to be performed or observed and any such failure remains unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the registered holders of at least fifty percent (50%) of the principal amount of the Notes then outstanding; or

(f) The Company or any Subsidiary shall fail to pay any Indebtedness for borrowed money (other than as evidenced by the Notes) owing by the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness owing by the Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

(g) The Company or any Subsidiary shall (i) admit in writing its inability to pay its debts generally as they become due; (ii) commence a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) file an answer or other pleading admitting or fail to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seek, consent to or acquiesce in the relief therein provided, or fail to controvert timely the material allegations of any such petition; (iv) have entered against it an order for relief in any involuntary case commenced under said Title 11; (v) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief; (vi) have entered against it an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(h) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against all or substantially all of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy; or

(i) Any acquisition, reorganization, business combination, transfer, sale of capital stock or other transaction or series of transactions, in which the stockholders of the Company prior to such acquisition, reorganization, business combination, sale of capital stock or other transaction or series of transactions own less than fifty percent (50%) of the voting securities outstanding after such transaction (a “Change of Control”);

then, and in any such event, the Purchaser or any other holder of the Notes may, by notice to the Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 5.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company.

5.02. Annulment of Defaults. Section 5.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any thereof, shall have been entered, all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except the principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good or cured, then and in every such case the holders of fifty percent (50%) or more in principal amount of all Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

ARTICLE VI

DEFINITIONS AND ACCOUNTING TERMS

6.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” means this Note Purchase Agreement as from time to time amended and in effect between the parties.

“Capital Resource Company Act” shall have the meaning assigned to that term in Section 1.12.

“Change of Control” shall have the meaning assigned to that term in Section 5.01(i).

“Code” shall have the meaning assigned to that term in Section 4.01(i).

“Company” means and shall include World Energy Solutions, Inc. and its successors and assigns.

“Common Stock” includes the Company’s Voting Common Stock, $0.0001 par value per share, as authorized on the date of this Agreement and any other securities into which or for which any of such Voting Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Consolidated” and “consolidating” when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

“Consolidated Net Earnings Available for Interest Charges” means, for any period, Consolidated Net Income for such period plus (a) interest paid or accrued by the Company and its Subsidiaries with respect to all Indebtedness for such period, (b) income and excess profit taxes for such period and all other taxes for such period which are imposed on or measured by income after deduction of interest charges and (c) non-recurring transaction costs incurred in connection with acquisitions.

“Consolidated Net Income” means, for any period, the net income (or net deficit) of the Company and its Subsidiaries for such period, after all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles eliminating (i) all intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by the Company or its Subsidiaries, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, and (iv) any increase or decrease of income arising from any change in the method of accounting for any item from that employed in the preparation of the financial statements attached hereto as Schedule 3.08.

“Consolidated Net Worth” means, at any dates, the sum of (a) the par value of all of the stock of the Company issued and outstanding, (b) the amount of any additional paid-in-capital, and (c)

(i) the positive retained earnings, if any, of the Company and its Subsidiaries, or

(ii) less, the amount of any deficit in the retained earnings of the Company and its Subsidiaries as the same appears on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP as of such date, after eliminating all intercompany items and all amounts properly attributable to (1) any write-up in the book value of any asset resulting from a revaluation thereof after the date of this Agreement; (2) the amount of any intangible assets including patents, trademarks, unamortized debt discount and expense, goodwill, covenants and agreements and the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of the Company or of the Subsidiary which shall have acquired the same; (3) earnings attributable to any other Person unless actually received by the Company or its Subsidiaries; and (4) changes in the method of accounting.

“Current Assets” means all assets of any corporation which would, in accordance with GAAP, be classified as current assets of a corporation conducting a business the same as or similar to that of such corporation, excluding, however, (1) any assets which have been pledged, assigned, mortgaged, hypothecated or otherwise voluntarily encumbered other than as permitted by the terms of this Agreement to secure any Indebtedness which is not included in Current Liabilities and (2) any receivables uncollected after ninety (90) days from the revenue recognition date.

“Current Liabilities” means all liabilities of any corporation which would, in accordance with GAAP, be classified as current liabilities of a corporation conducting a business the same as or similar to that of such corporation, including, without limitation, all rental payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards and fixed prepayments of, and sinking fund payments with respect to, Indebtedness (including Indebtedness evidenced by the Notes), which payments are required to be made within one year from the date of determination.

“Distribution” shall have the meaning assigned to that term in Section 4.02(g).

“ERISA” shall have the meaning assigned to that term in Section 3.10.

“Events of Default” shall have the meaning assigned to that term in Section 5.01.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal Agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

“Form 10-Q” shall have the meaning assigned to that term in Section 3.08.

“Form 10-K” shall have the meaning assigned to that term in Section 3.08.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing and applied on a basis consistent with those used in the financial statements included in the Form 10-K.

“Government Contract” shall have the meaning assigned to that in Section 3.14.

“Indebtedness” means all obligations, contingent and otherwise, which should, in accordance with GAAP, be classified upon the obligor’s balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards; but in no event will Indebtedness include leases which are not capital leases under current standards.

“Interest Charges” means the interest expense of the Company and its Subsidiaries on Indebtedness (including the current portion thereof).

“Knowledge” means the actual knowledge of the Company Chief Executive Officer or Chief Financial Officer.

“Notes” shall have the meaning assigned to that term in Section 1.01.

“Person” means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchaser” means and shall include not only the Massachusetts Capital Resource Company but also any other holder or holders of any of the Notes.

“Schedule 14A” shall have the meaning assigned to that term in Section 3.20.

“Securities Act” means the Securities Act of 1933 or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

“Senior Debt” shall have the meaning assigned to that term in Section 1.09(h).

“Subsidiary” or “Subsidiaries” means any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time all of the outstanding shares of every class of such corporation or trust other than directors’ qualifying shares.

6.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in preparation of the financial statements attached hereto as Schedule 3.08, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with such principles.

ARTICLE VII

MISCELLANEOUS

7.01. No Waiver; Cumulative Remedies. No failure or delay on the part of the Purchaser, or any other holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.02. Amendments, Waivers and Consents. Any provision in this Agreement or the Notes to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Company shall, in the case of the Notes, obtain consent thereto in writing from the holder or holders of at least fifty percent (50%) in principal amount of all Notes then outstanding; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note, without the consent of the holder thereof, or to reduce the percentage of the Notes the consent of the holders of which is required under this Section. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Company to any holders who did not execute the same.

7.03. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered to the applicable party at the addresses indicated below:

If to the Company:

World Energy Solutions, Inc.

100 Front Street

Worcester, MA 01608

Attention: Chief Executive Officer

If to the Purchaser:

Payments should be mailed to:

Massachusetts Capital Resource Company

P. O. Box 3707

Boston, Massachusetts 02241

and all other deliveries and other communications made at or sent to:

Massachusetts Capital Resource Company

420 Boylston Street

Boston, Massachusetts 02116

Attention: President

If to any other holder of the Notes: at such holder’s address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid.

7.04. Costs, Expenses and Taxes. The Company agrees to pay on demand the reasonable fees and out-of-pocket expenses of the Law Office of George W. Thibeault, counsel for the Purchaser in connection with the preparation, execution and delivery of this Agreement, the Notes and other instruments and documents to be delivered hereunder, as well as the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts reasonably retained by the Purchaser in connection with the enforcement of this Agreement, the Notes, and other instruments and documents to be delivered hereunder or thereunder.

7.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser and their respective successors and assigns, except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

7.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Notes, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the making of the loans.

7.07. Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

7.08. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

7.10. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.11. Sealed Instrument. This Agreement is executed as an instrument under seal.

7.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

7.13. Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser, the Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Notes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WORLD ENERGY SOLUTIONS, INC.

By	/s/ Philip Adams
Philip Adams, Chief Executive Officer

MASSACHUSETTS CAPITAL RESOURCE COMPANY

By	/s/ Kenneth J. Lavery
Kenneth J. Lavery, Vice President

Exhibit 1.01

WORLD ENERGY SOLUTIONS, INC.

SUBORDINATED NOTE DUE 2020

$4,000,000	October 3, 2012

For value received, World Energy Solutions, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Massachusetts Capital Resource Company or registered assigns (hereinafter referred to as the “Payee”), on or before September 30, 2020, the principal sum of Four Million Dollars ($4,000,000) or such part thereof as then remains unpaid pursuant to the terms set forth in that certain Note Purchase Agreement, dated as of October 3, 2012, between the Company and Massachusetts Capital Resource Company (as the same may be amended from time to time, hereinafter referred to as the “Agreement”), and to pay interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at the rate of ten and one-half percent (10.5%) per annum, such interest to be payable monthly on the last day of each calendar month in each year, the first such payment to be due and payable on October 31, 2012, until the whole amount of the principal hereof remaining unpaid shall become due and payable, and to pay interest at the rate of fourteen percent (14%) (so far as the same may be legally enforceable) on all overdue principal (including any overdue required redemption), premium and interest. All or a portion of the principal amount of this Note must be redeemed in the amounts and at the times set forth in Section 1.04 of the Agreement. Principal, premium, if any, and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Payee or at such other place as the legal holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 360-day year and a 30-day month.

This Note is issued pursuant to and is entitled to the benefits of the Agreement, and each holder of this Note, by his acceptance hereof, agrees to be bound by the provisions of the Agreement, including, without limitation, that (i) this Note is subject to prepayment, in whole or in part, as specified in said Agreement, (ii) the principal of and interest on this Note is subordinated to Senior Debt, as defined in the Agreement and (iii) in case of an Event of Default, as defined in the Agreement, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement.

As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrender Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to, and registered in the name of, the transferee or transferees. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

In case any payment herein provided for shall not be paid when due, the Company promises to pay all cost of collection, including all reasonable attorney’s fees.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and shall have the effect of a sealed instrument.

The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

WORLD ENERGY SOLUTIONS, INC.

By
Philip Adams, Chief Executive Officer